Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Executive Vice President and Chief Financial Officer (919) 862-1000	G. Michael Freeman Associate Vice President, Investor Relations and Corporate Communications (919) 862-1000

SALIX PHARMACEUTICALS ACQUIRES U.S. RIGHT TO LUPIN’S

PROPRIETARY BIOADHESIVE TECHNOLOGY FOR EXTENDED RELEASE

RIFAXIMIN PRODUCT

Salix and Lupin to Collaborate in the Development and Commercialization of an Extended

Release Rifaximin Product

RALEIGH, NC October 5, 2009 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that as of September 30, 2009 Lupin Ltd. granted Salix the exclusive right in the United States to its bioadhesive drug delivery technology for use with rifaximin. Salix and Lupin have entered into a development, commercialization and license agreement under which the two companies will collaborate in the development and commercialization of a product incorporating rifaximin and utilizing Lupin’s proprietary technology. In connection with this agreement, Salix and Lupin have entered into an exclusive agreement in the United States for supply of rifaximin active pharmaceutical ingredient (API). Salix is required to make a $5 million up-front payment and regulatory milestone payments to Lupin, with the majority contingent upon achievement of clinical development and U.S. regulatory milestones. In addition, Salix will pay royalties on net sales of the bioadhesive rifaximin product.

Carolyn Logan, President and CEO, Salix, commented, “We are pleased to enter into this strategic collaboration with Lupin. This collaboration to develop and commercialize an extended release formulation of rifaximin is a significant advancement in rifaximin’s lifecycle management strategy. With this collaboration Salix embarks on the development of our next generation rifaximin product incorporating Lupin’s proprietary drug delivery platform with our proprietary gut-targeted antibiotic. We believe this novel delivery approach, which combines controlled-release as well as slowed gastrointestinal transit of rifaximin, might prove to provide a number of clinical advantages including patient compliance and patient convenience. The acquisition of these rights to Lupin’s proprietary bioadhesive drug delivery technology should serve to further protect this important Company asset.”

Nilesh Gupta, Group President and Executive Director, Lupin, stated, “We are pleased to enter into this collaboration with Salix. We believe our proprietary bioadhesive drug delivery technology, which combines controlled-release as well as slowed gastrointestinal transit, could provide an extended release formulation of rifaximin that will be an important component of Salix’s lifecycle management strategy for rifaximin. This formulation, coupled with Salix’s commercialization capabilities, gives us the opportunity to jointly bring a potentially great product to the marketplace. We also believe that this alliance further validates Lupin’s increasing capabilities as a drug delivery provider. “

About XIFAXAN® (rifaximin)

Rifaximin is a gut-selective antibiotic with negligible systemic absorption (<0.4%) and broad-spectrum activity in vitro against both gram-positive and gram-negative pathogens. Rifaximin has a similar tolerability profile to that of placebo. XIFAXAN revenue for 2008 was approximately $80 million.

Rifaximin tablets 200 mg, which Salix markets in the United States under the trade name XIFAXAN® (rifaximin) tablets 200 mg, currently is approved for the treatment of patients, 12 years of age or older, with travelers’ diarrhea (TD) caused by non–invasive strains of Escherichia coli. XIFAXAN (rifaximin) is a gut–selective antibiotic with negligible systemic absorption (<0.4%) and broad–spectrum activity in vitro against both gram–positive and gram–negative pathogens. Rifaximin has a similar tolerability profile to that of placebo and has activity against the most common TD pathogens. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24–48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (versus 19.7%), headache 9.7% (versus 9.2%), abdominal pain 7.2% (versus 10.1%) and rectal tenesmus 7.2% (versus 8.8%).

Rifaximin has been used in Italy for 24 years and is approved in 33 countries. Salix acquired rights to market rifaximin in North America from Alfa Wassermann S.p.A. in Bologna, Italy. Alfa Wassermann markets rifaximin in Italy under the trade name Normix®.

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, NC, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete with any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

About Lupin

Headquartered in Mumbai, India, Lupin Limited is an innovation led transnational pharmaceutical company producing a wide range of quality, affordable generic and branded formulations and APIs for the developed and developing markets of the world. The Company today has significant market share in key markets in the Cardiovasculars (prils and statins), Diabetology, Asthma, Pediatrics, CNS, GI, Anti-Infectives and NSAIDs therapy segments, not to mention global leadership positions in the Anti-TB and Cephalosporins. The Company’s R&D endeavors have resulted in significant progress in its NCE program. The Company’s foray into Advanced Drug Delivery Systems has resulted in the development of platform technologies that are being used to develop value-added drugs and generic pharmaceuticals.

Lupin’s Drugs and products reach over 70 countries in the world. Today, Lupin has the unique distinction of being the fastest growing top 10 Generics players in the two largest pharmaceutical markets of the world – The U.S (ranked 9th by prescriptions & growing at 92%) and Japan (ranked 7th and growing at 23%). The company is also the fastest growing, top 5 pharmaceutical players in India (ORG IMS - March 2009) and the fastest growing Generic player in South Africa (ranked 6th and growing at over 30 % YoY - IMS)

Additional Salix Information

Salix also markets OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g., METOZOLVTM ODT (metoclopramide HCl), PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam and rifaximin for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com. Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information, please visit Salix’s Web site at www.salix.com or contact the Company at 919-862-1000. Information on our Web site is not incorporated into our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the reliance on third parties, such as Lupin, under collaborative agreements and for manufacturing of products; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; drug development risks; the unpredictable nature of the duration and results of regulatory review of new drug applications; market acceptance for approved products; generic and other competition; our need to return to profitability; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.